Exhibit 99.1

JERASH HOLDINGS (US), INC. ANNOUNCES PRICING

OF $7.0 MILLION PUBLIC OFFERING OF COMMON STOCK

FAIRFIELD, NJ, September 29, 2021 - Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the "Company" or "Jerash"), which is a premium manufacturer and exporter of custom, ready-made, sportswear and outerwear for leading global brands, today announced the pricing of an underwritten public offering of 1,000,000 shares of its common stock at a public offering price of $7.00 per share. In addition, Merlotte Enterprise Limited, a stockholder of Jerash, is selling 400,000 shares of Jerash’s common stock in the offering at the same price. The selling stockholder has also granted the underwriters a 30-day option to purchase up to an additional 210,000 shares of common stock, on the same terms and conditions, to cover over-allotments, if any. The offering is expected to close on October 4, 2021, subject to customary closing conditions.

D.A. Davidson & Co. and Lake Street Capital Markets, LLC are acting as joint book-running managers for this offering. The Company intends to use the net proceeds from the offering to fund future expansion of its production capacity and for working capital and general corporate purposes. Jerash will not receive any proceeds from the sale of shares by the selling stockholder.

A shelf registration statement on Form S-3 (including a base prospectus) and a resale registration statement on Form S-3 relating to these securities have been filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 31, 2019 and August 23, 2021, respectively.

A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and is available by visiting the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectuses relating to this offering may be obtained by visiting the SEC’s website at www.sec.gov, or by contacting the offices of D.A. Davidson & Co., Attention: Equity Syndicate, 8 Third Street North, Great Falls, MT 59401, (800) 332-5915, prospectusrequest@dadco.com; or Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the expected closing of the public offering and the amount and use of net proceeds. The Company’s actual results may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the SEC, including without limitation, its most recent Annual Report and Form 10-K filed on June 23, 2021, its Quarterly Reports on Form 10-Q and other filings with the SEC that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. Such risks and uncertainties may include, but are not limited to, the risks that the offering of common stock may not close and that the funds raised may not meet the Company’s needs.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise five factory units, four warehouses, and Jerash currently employs approximately 4,500 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of June 30, 2021.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com

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